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                                                                     EXHIBIT 8.1

                        [BAKER BOTTS L.L.P. LETTERHEAD]

June 28, 2000

006240.0117

Valero Energy Corporation
One Valero Place
San Antonio, Texas 78212

Ladies and Gentlemen:

                  We have acted as counsel to Valero Energy Corporation, a Delaware corporation ("Valero"), and VEC Trust I, a Delaware statutory business trust, relating to the registration of 6,900,000 7 3/4% Premium Equity Participating Security Units--PEPS(sm) Units of Valero (the "PEPS Units"). In that connection, reference is made to (i) the registration statement under the Securities Act of 1933, as amended (the "Securities Act"), of Valero on Form S-3 (Registration Nos. 333-33846, 333-33846-01 and 333-33846-02) filed with the
Securities and Exchange Commission (the "Commission") on March 31, 2000, as amended by Pre-Effective Amendment No. 1 thereto filed on May 24, 2000, and declared effective by the Commission on May 30, 2000 (as amended, the "Registration Statement"), (ii) the prospectus dated May 30, 2000 (the "Prospectus") included in the Registration Statement, (iii) the preliminary prospectus supplement, subject to completion, dated June 7, 2000 and (iv) the prospectus supplement dated June 22, 2000 (the "Final Supplemented Prospectus") describing the PEPS Units. Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus and the Final Supplemented Prospectus.

                  We have examined the Prospectus, the Final Supplemented Prospectus and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the PEPS Units will be issued in accordance with the operative documents described in the Prospectus and the Final Supplemented Prospectus.

                  Based on certain assumptions set forth therein, the statements of legal conclusion set forth under the caption "United States Federal Income Tax Consequences" in the Final Supplemented Prospectus reflect our opinions on the material tax consequences of the purchase, ownership and disposition of the PEPS Units based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions.

                  Our opinion is limited to tax matters specifically covered hereby.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the sections captioned "United States Federal Income Tax Consequences" and "Legal Matters" in the Final Supplemented Prospectus. In giving this

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BAKER BOTTS L.L.P.

Valero Energy Corporation                2                        June 28, 2000


consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                  Very truly yours,

                                                  BAKER BOTTS L.L.P.





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